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Exhibit 99

Contact:     Carol Jones, Marketing Officer             For Immediate Release
             First Washington State Bank                ---------------------
             (609) 426-1000

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             First Washington FinancialCorp Declares Stock Dividend



Windsor, NJ - September 29, 2003: First Washington FinancialCorp, (NASDAQ:
"FWFC"), announced today that its Board of Directors declared a 5% stock dividend. The dividend will be paid on October 24, 2003 to all shareholders of record as of October 10, 2003.

"This stock dividend reflects our continued goal of enhancing shareholder value", said C. Herbert Schneider, President & CEO.

First Washington FinancialCorp has paid ten annual stock dividends since opening in December 1989. In addition to the stock dividends, the Company has declared two stock splits, a three-for-two split in June 1998 and a four-for-three split, in September 2000.

First Washington FinancialCorp is the parent company of First Washington State Bank a community bank with assets in excess of $416 million. The Bank, which is headquartered in Windsor, New Jersey, maintains twelve branch offices in Mercer, Monmouth and Ocean Counties. First Washington State Bank plans to open new branch offices in Marlboro, Hamilton, and Ewing, New Jersey before year-end and its sixteenth branch office in Lawrence Township, New Jersey in the first quarter of 2004. If you would like more information about First Washington FinancialCorp or First Washington State Bank please call (800) 992-FWSB or visit their website at www.FWSB.com.